POLICY ON INSIDER TRADING
PURPOSE
Civeo Corporation (together with its subsidiaries, the “Company”) has adopted this Policy on Insider Trading (this “Policy”), which applies to all directors, officers, employees, contractors and consultants of the Company (“Civeo Personnel” or “insider”), as well as Related Persons (as defined below), with respect to transactions in a company’s securities, including the Company’s securities (as discussed in greater detail below), for the purpose of promoting compliance with applicable securities laws. All insiders and Related Persons must comply with this Policy.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.
In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
POLICY
1.    Definitions and Explanations
A.    Material, Non-Public Information
i.What Information is “Material”?
It is not possible to define all categories of material information. However, information should be regarded as material if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. Information that is likely to affect the price of a company’s securities should be considered material. It is also important to remember that either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information may include, but are not limited to:
•financial results for the month, quarter or the year;
•financial forecasts and budgets;
•possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•changes in relationships with significant customers;
•the gain or loss of important contracts;
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•material defaults under agreements or actions by the Company, creditors, customers or suppliers;
•major financing developments;
•proposed or contemplated issuance, redemption or purchase of securities;
•changes in directors, senior management or auditors;
•major personnel changes including material headcount reductions;
•major litigation developments;
•material changes in the carrying values of assets;
•bankruptcy or liquidity concerns or developments;
•changes in dividends; and
•significant actual or potential cybersecurity incidents or events or risks that affect the Company or third-party providers that support the Company’s business operations.
The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed. If you have questions regarding specific transactions, please contact the Company’s Chief Financial Officer or Corporate Secretary (“Compliance Officers”).
ii.What Information is “Non-public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public has had time to absorb the information fully. Although timing may vary depending upon the circumstance, for purposes of this Policy, information is not considered “public” until after at least two full trading day(s) have elapsed following publication of the information by the Company. Generally, insiders should assume that information has not been widely disseminated unless one or more of the following has occurred:
•it has been carried in a national financial or general news service such as Reuters, Bloomberg or the Associated Press;
•it has been carried by a national television news service; and/or
•it has appeared in a publicly available press release issued by the Company or in a publicly available filing made by the Company with the SEC.
B.    Related Person
“Related Person” means, with respect to the Company’s insiders:
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•Any spouse, minor child, minor stepchild and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in Company securities or another company’s securities are directed by the insider or subject to the insider’s influence or control;
•Partnerships in which the insider or family member (as described in the two bullet points above) is a general partner;
•Any other entities which an insider or family member controls;
•Trusts of which the insider or family member is a trustee; and
•Estates of which the insider or family member is an executor.
Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be considered a “tippee” for securities law purposes.
As such, Civeo Personnel are responsible for making sure that any transaction in securities covered by this Policy by any Related Person complies with this Policy. Therefore, Civeo Personnel should make any Related Persons aware of the need to confer with you before they trade in the Company’s securities, and Civeo Personnel should treat all such transactions and transactions by any Related Persons for the purposes of this Policy and applicable securities laws as if the transactions were for the covered individual’s own account. For the avoidance of doubt, references to “you” or “insider” in this Policy also pick up Related Persons, unless context indicates otherwise.
2.    General Policy
This Policy prohibits insiders and any Related Persons from trading or “tipping” others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders and any Related Persons are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “insider trading.”

The prohibition on engaging in transactions while aware of Material, Non-Public Information covers virtually all transactions in the Company’s securities, including common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities. Transactions in Company securities include purchases, sales, pledges, hedges, loans and gifts of Company securities, as well as other direct or indirect transfers of Company securities (other than transfers required by law or pursuant to a court order). Special rules may apply to certain of these transactions, which are addressed in more detail below. Additionally, certain types of transactions are always prohibited by this Policy, regardless of whether you are aware of any Material, Non-Public Information.
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All insiders and Related Persons should treat Material, Non-Public Information about the Company’s business partners, such as customers or suppliers, with the same care required with respect to Material, Non-Public Information related directly to the Company.
A.    Trading on Material, Non-Public Information
No insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at least two full trading days following the date of public disclosure of the information, or at the time that the information is no longer Material.
B.    Tipping Others of Material, Non-Public Information
No insider or Related Person shall disclose or tip Material, Non-Public Information to any other person (including Related Persons), nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Persons with whom an insider has a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the insider; therefore, special care should be taken so that Material, Non-Public Information is not disclosed to such persons.
Insiders and the Related Persons are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information.
C.    Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. No insider or Related Person who receives or has access to Material, Non-Public Information may comment on stock price movements or rumors of other corporate developments that are of possible significance to the investing public unless it is part of the insider’s job (such as Investor Relations) or the insider has been specifically authorized in accordance with the Company’s Policy on Management and Disclosure of Material Non-Public Information. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections), the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.
D.    Gifts and Charitable Donations
For purposes of this Policy, references to “trading” and “transactions” includes gifts and charitable donations. As such, insiders may not gift or donate Company securities while aware
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of Material, Non-Public Information. Further, insiders who are subject to the blackout period restrictions, trading window policy and/or preclearance policy, as described in Section 3 below, may only gift or donate the Company’s securities in compliance with such policies.
E.    Short Sales, Publicly Traded Options, Hedging, Pledging and Trading on Margin
    i.    Short Sales
Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. As such, insiders and Related Persons are prohibited from engaging in short sales of the Company’s securities, including “sales against the box” (i.e., when the seller actually owns sufficient securities to make delivery but chooses to borrow securities to cover the sale), whether or not such insider possesses Material, Non-Public Information. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits officers and directors from engaging in short sales.
    ii.    Publicly Traded Options
Because publicly-traded options (i.e., puts and call options) generally have a short term, transactions in options may create the appearance that an insider is trading based on Material, Nonpublic Information and focus Civeo Personnel’s attention on short-term performance at the expense of the Company’s long-term objectives. As such, insiders and Related Persons are prohibited from trading in put options, call options or other derivative securities, on an exchange or in any other organized market.
iii.    Hedging and Monetization Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Because certain forms of hedging transactions, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, insiders and Related Persons are prohibited from engaging in any hedging transactions involving Company securities.
    iv.    Pledging and Trading on Margin
Because securities held on margin (or margined) or pledged as collateral may be sold without a customer’s consent if a customer fails to meet a margin call or if a customer defaults on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, insiders and Related Persons are prohibited from margining Company securities or pledging Company securities as collateral for a loan. This Policy does not prohibit broker-assisted exercise or settlement of equity awards granted by the Company that may involve an
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extension of credit only until the sale is settled, provided that any such transaction complies with the terms of this Policy.
F.    Post Termination Transactions
The guidelines set forth in this Section 2 continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows:
•if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer material;
•If an insider is subject to a Blackout Period (as defined below) at the time of termination, such former insider may not trade in the Company’s securities until that Blackout Period is lifted or the Compliance Officer (as defined below) notifies such former insider is permitted to trade (subject to such insider not having any other Material, Nonpublic Information at the time of the lifting of the blackout period); and
•If an insider’s trades are subject to the trading window and the trading window is closed at the time of termination, such former insider may not trade in the Company’s securities until the next open trading window (subject to such insider not having any Material, Nonpublic Information at the time of the opening of the Window Period).
G.    No Hardship Waivers
The guidelines set forth in this Section 2 may not be waived, even if necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
3.    Additional Trading Guidelines and Requirements for Certain Insiders
A.    Blackout Periods and Trading Windows
Certain insiders identified by the Company and who have been notified that they have been so identified and Related Persons (the “Window Group”) may trade in the Company’s securities only during four periods each year, called “trading windows,” and then only if the insider or Related Person is not in possession of Material, Non-Public Information at the time of such trades.1 The four trading windows for the securities of the Company consist of the periods that begin two full trading days after the Company issues its press release announcing quarterly or annual earnings and end on the last day of the calendar quarter in which such announcement was made. In other words, the insider or Related Person, as applicable, may not trade in the Company’s
    1    For the avoidance of doubt, the so-called “net exercise” of warrants or options or “net delivery” of restricted shares (in which the Company retains a portion of the shares otherwise issuable upon exercise of the warrant or option or otherwise vested in accordance with the terms of a restricted stock agreement, as applicable, to cover the exercise price and/or applicable taxes) shall not be considered trading in the Company’s securities for purposes of this Policy. A broker-assisted cashless exercise (which involves a broker selling some or all of the shares underlying the option or warrant on the open market), on the other hand, is considered trading for purposes of this Policy.
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securities during the period from the end of any calendar quarter until two full trading days have elapsed after the release of the earnings announcement relating to such quarter. For example, if the Company announces its second quarter earnings (i.e., for the quarterly period ending June 30) on July 21, the trading window for securities of the Company would begin two full trading days following the release of the earnings announcement relating to the Company’s second quarter earnings.
The last day to trade in that trading window would be September 30 (the last day of the calendar quarter in which such announcement was made). Trades would not be permitted again until one full trading session following the release of an earnings announcement relating to the Company’s third quarter earnings. The period when trading is prohibited by the Window Group (the “Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter.
The prohibition against trading during the Blackout Period encompasses the fulfillment of “limit orders” by any broker, and the brokers with whom the limit order is placed must be so instructed at the time it is placed.
The prohibition against trading during the Blackout Period does not apply to transactions involving (1) the exercise of stock options for cash under the Company’s stock option plans (however, any such exercise is subject to the pre-clearance requirements set forth in Section 3(B) below and shares acquired must be held until the Blackout Period has expired), (2) the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or restricted stock or stock unit award to satisfy tax withholding requirements or (3) the purchase of stock through a Company employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan (however, election is subject to the Policy and any shares so acquired must be held until the Blackout Period has expired) The Blackout Period does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
From time to time, the Company may also prohibit the Window Group and persons other than the Window Group from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group and affected persons other than the Window Group may not engage in any transaction involving the purchase or sale of the Company’s securities until the information that may be considered Material, Non-Public Information has been known publicly for at least two full trading days or until that information is no longer considered Material, Non-Public Information. The Window Group and any other affected persons should not disclose to others the fact of the trading suspension.
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It should be noted that even during the trading window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least two full trading days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
Insiders who have been identified as being in the Window Group should certify their compliance with this policy in a form set forth as Annex A. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in Section 2 of this Policy.
B.    Trading Pre-Clearance for Section 16 Persons
The Company has determined that its directors and those officers subject to the reporting requirements of Section 16 of the Exchange Act (collectively, “Section 16 Persons”), and their Related Persons must not trade in the Company’s securities, even during a trading window, without first complying with the Company’s “pre-clearance” process. Each Section 16 Person should contact and obtain approval of the Company’s Compliance Officers2 prior to commencing any trade in the Company’s securities (or prior to having a Related Person trade in the Company’s securities).
The Compliance Officer may refuse to permit any transaction even if it would not violate the federal securities laws or a specific provision of this Policy. The Compliance Officer may consult with the Company’s legal counsel and/or senior management before responding to a pre-clearance request. Requests for pre-clearance should be made at least two business days in advance of the proposed transaction (other than for 10b5-1 plans, which must be submitted for review and pre-approval at least five business days in advance as indicated below). It is extremely important that you comply with the pre-clearance procedures to allow sufficient time to review transactions and 10b5-1 plans and, if applicable, to allow sufficient time to prepare any SEC filings required for the transaction. [Note that special requirements and pre-clearance procedures apply to modifications and /or terminations of 10b5-1 plans. Please consult Annex B, “Guidelines for Rule 10b5-1 Trading Plans,” to this Policy for details.]
If a Section 16 Person is advised that he or she (or his or her Related Person) may not trade, then he or she (or his or her Related Person) may not buy or sell the Company’s securities under any circumstances until the Section 16 Person is advised that trading is allowed and the transaction is specifically approved. In addition, the Section 16 Person may not inform anyone else within or outside the Company that his or her trade was not approved (other than the Compliance Officer or that officer’s substitute, or except as authorized by the Compliance Officer). If a transaction is approved under the pre-clearance process, but subsequent to
    2    If a Compliance Officer, his or her spouse or relatives living in his or her house or his or her other Related Person wish to purchase or sell securities of the Company, the Compliance Officer must pre-clear his or her intent to trade with the Company’s Chief Executive Officer. If the Compliance Officer will be absent from the office or unavailable for a significant period of time, he or she will designate another executive officer of the Company to handle trading requests.
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executing the trade, a Section 16 Person or his or her Related Person, as applicable, obtains Material, Non-Public Information concerning the Company, such person must refrain from trading and must re-submit the trade for pre-clearance at a time when he/she/it no longer possesses Material, Nonpublic Information.
The exercise of a warrant or option to purchase securities of the Company requires pre-clearance and the securities acquired through such exercise may not be sold except during a trading window after authorization from the Compliance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of warrants or options or “same-day sale” of shares through a broker (in which the broker sells shares on the exercise date in the case of warrants or options to cover the exercise price) is covered by this Policy and will require prior pre-clearance. The surrender of shares of vesting restricted stock or stock units to cover taxes does not require pre-clearance. The sale of shares upon receipt of vesting restricted stock or settlement of restricted stock units requires pre-clearance.
Please note that clearance of a proposed trade by a Compliance Officer does not constitute legal advice regarding or otherwise acknowledge that a member of the Section 16 Persons does not possess Material, Non-Public Information. Section 16 Persons must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
4.    Additional Information for Section 16 Persons
Section 16 Persons are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its Section 16 Persons in preparing and filing the required reports, Section 16 Persons retain responsibility for the reports.
Section 16 Persons shall comply with the policies and procedures set forth in the Company’s Policy on Compliance with Short-Swing Trading and Reporting Laws (as the same may be amended).
Further, Section 16 Persons may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under the federal securities laws. In general and with certain limited exemptions, Regulation BTR prohibits any Section 16 Person from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Section 401(k) plans, profit-sharing and savings plans, stock bonus plans and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the Section 16 Person effecting the transaction. In addition, Section 16 Persons who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify Section 16 Persons if they are subject to a blackout trading restriction under Regulation BTR.
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Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
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5.    Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). Rule 10b5-1 Plans are designed to provide flexibility to those who would like to plan securities transactions in advance at a time when they are not aware of Material, Non-Public Information, and then carry out those pre-planned transactions at a later time, even if they later become aware of Material, Non-Public Information after the Rule 10b5-1 Plan is implemented but before the trade is executed.
All Rule 10b5-1 Plans are required to be reviewed and approved by a Compliance Officer for compliance with Rule 10b5-1 and the Company’s policies concerning such programs, prior to implementing any such plan, contract or instruction in accordance with procedures set forth in Annex B, “Guidelines for Rule 10b5-1 Plans.” Similarly, any modification / amendment or termination of a Rule 10b5-1 plan must meet the requirements set forth in Annex B, “Guidelines for Rule 10b5-1 Plans.”

Because the SEC rules on trading plans are complex, you should consult with your own legal and financial advisors and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 plan.
6.    Potential Criminal and Civil Liability and/or Disciplinary Action
The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following:
a.    For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss avoided resulting from the violation;
•A criminal fine of up to $5 million (no matter how small the profit); and/or
• A jail term of up to 20 years.
b.    For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
• A civil penalty of up to the greater of $2.1 million(as may be adjusted for inflation) or three times the profit gained or loss avoided as a result of the insider’s violation;
•A criminal penalty of up to $25 million; and/or
•The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
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Your failure to observe this Policy could lead to significant legal problems and could have other serious consequences, including the termination of your employment or service with the Company.
7.    Reporting Violations
If you know or have reason to believe that this Policy has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of a Compliance Officer. You may also provide such information on a confidential or anonymous basis pursuant to the procedures outlined in the Company’s Policy for Employee Complaint and Reporting Procedures for Accounting and Compliance Matters.
___________________________
This document states a policy of Civeo Corporation and is not intended to be regarded as the rendering of legal advice.
You should read this Policy carefully and promptly sign and return the attached Certification acknowledging receipt hereof to Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. If you have any questions, please contact the Chief Financial Officer or Corporate Secretary (“Compliance Officers”).
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ANNEX A
Certification
To Civeo Corporation:
I have received a copy of Civeo Corporation’s Policy on Insider Trading (the “Policy”). I have read and understand the Policy. I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of Civeo Corporation or one of its subsidiaries or other affiliates, my failure to comply in all respects with Civeo Corporation policies, including the Policy, is a legitimate basis for termination for cause of my employment with Civeo Corporation and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Human Resources Department of Civeo Corporation.
X______________________________

(Signature)
________________________________
(Type or Print Name)
Date: ___________________________
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ANNEX B

Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Policy must enter into a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the rule (referred to here and in this Policy, as “Rule 10b5-1 Plan”).
As such, the Company permits its directors, officers and employees as well as such persons’ Related Persons to enter into 10b5-1 plans and has adopted the following guidelines regarding the adoption, modification and termination of any such 10b5-1 plans. All references in these guidelines to “you” should be read to include your Related Persons. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Compliance Officer or the Compliance Officer’s designee will interpret and administer these guidelines for compliance with the Policy and the requirements below. No personal legal or financial advice is being provided by the Compliance Officer regarding any 10b5-1 plan or proposed trades. You remain ultimately responsible for ensuring that your 10b5-1 plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney,broker, or other advisors about any contemplated Rule 10b5-1 Plan. Note that if you are a Section 16 Person, the Company is required to disclose the material terms of your 10b5-1 plan, other than with respect to price, in its periodic report for the quarter in which the 10b5-1 plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Plan must be reviewed and pre-approved in advance by the Compliance Officer or the Compliance Officer’s designee at least five business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.
2.Time of Adoption. Subject to pre-clearance requirements described above, the 10b5-1 plan must be adopted at a time:
●When you are not aware of any Material, Non-Public Information; and
●During a trading window (for anyone in the Window Group).
3.Plan Instructions. Any Rule 10b5-1 Plan you adopt must be in writing, signed and either:

•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) Company securities, the quantity to sell (or purchase) and the price; or
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•delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or Company securities.
For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Plan.
4.No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
5.Good Faith Requirements. You must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. You must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. If you are a Section 16 Person (including any Related Person), the Rule 10b5-1 Plan must include the following certifications required by Rule 10b5-1(c)(1)(ii)(C): (1) you are not aware of any material nonpublic information about the Company or the Company’s securities; and (2) you are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
●If you are a Section 16 Person (including Related Persons), the later of (a) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 plan was adopted and (b) 90 calendar days after adoption of the 10b5-1 plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
●If you are not a Section 16 Person, 30 days after adoption of the 10b5-1 plan.
8.No Overlapping 10b5-1 Plans. No more than one Rule 10b5-1 Plan can be effecting trades at a time (except eligible sell-to-cover taxes Rule 10b5-1 Plan (“Eligible STC Rule 10b5-1 Plans”), as discussed in greater detail later in this section). Notwithstanding the foregoing, two separate Rule 10b5-1 Plan can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating your earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 10. Please consult the Compliance Officer or the Compliance Officer’s designee with any questions regarding overlapping plans.
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An Eligible STC Rule 10b5-1 Plan is not subject to the limitations set forth in this Section 8. An Eligible STC Rule 10b5-1 Trading is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and you do not otherwise exercise control over the timing of such sales. Prior to adoption, an Eligible STC Rule 10b5-1 Plan must meet all other requirements set forth in these guidelines, other than the limitations set forth in Sections 8 and 9.
9.Single Transaction Plans. Other than an Eligible STC Rule 10b5-1 Plan as described in Section 8 above, you may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations.
●Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan. If you are considering administerial changes to your Rule 10b5-1 Plan, such as changing the account information, you should consult with a Compliance Officer or a Compliance Officer’s designee in advance to confirm that any such change does not constitute an effective termination of your plan.
As such, the modification/amendment of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by a Compliance Officer or a Compliance Officer’s designee in accordance with the pre-clearance procedures set forth in the Policy and Section 1 of these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 99 of these guidelines regarding the adoption of a new Rule 10b5-1 Plan.
●The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by a Compliance Officer or a Compliance Officer’s designee in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the termination of a 10b5-1 plan will not be approved unless:
i.You terminate a Rule 10b5-1 Plan at a time when you are not aware of Material, Non-Public Information; and
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ii.A trading window exists (for anyone in the Window Group).
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